Exhibit 99.1
Investor and Media Contact:
Michelle Edwards, Investor Relations
medwards@oxigene.com
415-315-9413
OXiGENE INC. SECURES $40 MILLION
COMMITTED EQUITY FINANCING FACILITY
WALTHAM, Mass.—February 20, 2008—OXiGENE, Inc. (NASDAQ: OXGN) (XSSE: OXGN), a clinical-stage, biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases, announced today that it has entered into a Committed Equity Financing Facility (CEFF) with Kingsbridge Capital Limited, a private investment group, in which Kingsbridge has committed to provide up to $40 million of capital during the next three years through the purchase of newly-issued shares of OXiGENE’s common stock. Under the terms of the agreement, OXiGENE will determine the exact timing and amount of any CEFF financings, subject to certain conditions.
“We’re pleased to establish a relationship with Kingsbridge, a leader in the CEFF field, which has established similar facilities with a number of clinical-stage biopharmaceutical companies,” commented Jim Murphy, OXiGENE’s Vice President and Chief Financial Officer. “We expect the CEFF to enhance OXiGENE’s financial flexibility as we work to advance our drug development programs and business development initiatives”.
Details of OXiGENE’s CEFF with Kingsbridge are as follows:
•	OXiGENE can access up to $40 million from Kingsbridge in exchange for newly-issued shares of OXiGENE’s common stock. Kingsbridge is committed under the CEFF to purchase the lesser of approximately 5,708,000 shares of common stock or $40 million of common stock from OXiGENE. OXiGENE may access the capital for up to three years after the Securities and Exchange Commission declares effective the registration statement to be filed by OXiGENE covering the resale of the shares of common stock issuable to Kingsbridge in connection with the CEFF and the shares of common stock underlying the warrant issued to Kingsbridge discussed below.
•	OXiGENE may access capital under the CEFF in tranches of either (a) 2% of OXiGENE’s market capitalization at the time of the draw down or (b) the lesser of (i) 3.5% of OXiGENE’s market capitalization at the time of the draw down and (ii) an alternative draw down amount based on the product of (A) the average trading volume of the 30-day trading period preceding the draw down excluding the five highest and five lowest trading days during such period, (B) the closing price on the trading day prior to the notice of draw down, (C) the number of trading days during the draw down period and (D) 50%, subject to certain conditions. Each tranche will be issued and priced over an eight-day pricing period. Kingsbridge will purchase shares of common stock pursuant to the CEFF at discounts ranging from 5% to 12% depending on the average market price of the common stock during the eight-day pricing period, provided that the minimum acceptable purchase price for any shares to be issued to Kingsbridge during the eight-day period is determined by the higher of

$1.25 or 85% of OXiGENE’s common stock closing price the day before the commencement of each draw down.
•	Throughout the term of the agreement, Kingsbridge is restricted from engaging in any shorting transaction of OXiGENE’s common stock.
•	OXiGENE is not obligated to utilize any of the $40 million available under the CEFF and there are no minimum commitments or minimum use penalties. The CEFF agreement does not contain any restrictions on OXiGENE’s operating activities, automatic pricing resets or minimum market volume restrictions.
•	The agreement does not prohibit OXiGENE from conducting additional debt or equity financing, other than financings similar to the CEFF.
•	In connection with the CEFF, OXiGENE issued a warrant to Kingsbridge to purchase up to 250,000 shares of common stock at an exercise price of $2.74 per share which represents a 25% premium over the average of the closing prices of OXiGENE’s common stock during the 5 trading days preceding the signing of the agreement. The warrant will become exercisable six months from the date of the agreement and will remain exercisable, subject to certain exceptions, for a period of five years thereafter.
About OXiGENE
OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases. The company’s major focus is developing vascular disrupting agents (VDAs) that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and -enhancing medicines to patients.
Safe Harbor Statement
This news release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make, or by known or unknown risks and uncertainties, including, but not limited to, the timing and results of trials involving ZYBRESTAT or other assets . Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.
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